Pricing Supplement Dated August 25, 2000                          Rule 424(b)(3)
(To Prospectus dated January 19, 1999 and            Registration Nos. 333-70101
Prospectus Supplement dated March 10, 1999)                     and 333-70101-01

                            PPL CAPITAL FUNDING, INC.
                  (FORMERLY CALLED PP&L CAPITAL FUNDING, INC.)
                    MEDIUM-TERM NOTES, SERIES B - FIXED RATE
                        Unconditionally Guaranteed as to
                          Payment of Principal and any
                             Interest and Premium by
                                 PPL CORPORATION
                     (FORMERLY CALLED PP&L RESOURCES, INC.)

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
Principal Amount: $25,000,000                    Interest Rate:  7.75%
Agent(s)' Discount or Commission:  $62,500       Stated Maturity Date:  August 30, 2002
Net Proceeds to Issuer:  $24,937,500             Original Issue Date:  August 30, 2000
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
Interest Payment Dates: March 15 and September 15

First Interest Payment Date:  March 15, 2001

Regular Record Dates: February 28 and August 31

Redemption:

[ ]       The Notes may not be redeemed prior to the Stated Maturity Date.
[X] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date: September 5, 2001
          Initial Redemption Price:  100%
          Annual Redemption Percentage Reduction:  N/A  % until Redemption
                                                 -------
          Percentage is 100% of the principal amount.

Repayment at the Option of the Holder:

[X] The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
[ ] The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Option Repayment Date(s):
          Repayment Price:       %
                           ------

Form: [X]  Book-Entry    [ ]  Certificated

Agent:    [X] Merrill Lynch, Pierce, Fenner & Smith Incorporated      [ ] Banc of America Securities LLC
          [ ] Goldman, Sachs & Co.                                    [ ] Other
          [ ] Morgan Stanley & Co. Incorporated

Agent acting in the capacity as indicated below:

     [X] Agent      [ ] Principal

If as principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: